EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended September 11, 2009

September 11, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	2.2%	1.9%	-6.6%
Class B Units	2.2%	1.9%	-7.1%
Legacy 1 Class Units[2]	2.0%	1.8%	-1.2%
Legacy 2 Class Units[2]	2.0%	1.8%	-1.2%
GAM 1 Class Units[2]	1.8%	1.9%	0.2%
GAM 2 Class Units[2]	1.8%	1.8%	0.0%
GAM 3 Class Units[2]	1.7%	1.8%	-1.0%

S&P 500 Total Return Index[3]	2.6%	2.3%	17.6%
Barclays Capital U.S. Long Government Index[3]	1.5%	0.7%	-8.7%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Corn and soybean prices rallied last week in response to a weaker U.S. dollar.  A large corn purchase by South Korea also helped lift grains prices as speculators viewed the transaction as a bullish sign for future demand.

Grant Park’s longer-term trading advisors are predominantly short the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Currencies:  The U.S. dollar declined against major counterparts on speculation that the U.S. would recover from the current economic downturn more slowly than other nations.  Increased risk appetite driven by gains in the equity markets also put pressure on the U.S. dollar.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:  Crude oil prices rose to nearly $72 per barrel in response to U.S. dollar weakness.  In the natural gas markets, prices increased more than 8% due to bullish demand forecasts caused by strong rallies in the equity markets.

Grant Park’s longer-term trading advisors are predominantly short the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Equities:  Equity markets moved higher last week fueled by growing optimism for the state of the global economy.  Signs of improving liquidity conditions coupled with improving economic indicators resulted in a surge in investor risk-taking, moving equities higher.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:  U.S. 10-year Treasury Notes extended gains for a fifth week as a result of increased demand during the most recent Treasury auction.  Short-term interest-rate products also rallied last week as speculators believe that interest rates will remain unchanged into 2010.  In Asia, strong gains in the Japanese Nikkei 225 Index led to declines in Japanese Government Bonds as investors liquidated debt positions in exchange for riskier investments.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Gold prices rallied last week in response to a weaker U.S. dollar.  Concerns regarding inflation and the state of the U.S. economy prompted investors to drive up gold prices through $1000 per troy ounce.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.